Goldfield Concludes Sale of Mining Operations

MELBOURNE, Florida, December 4, 2002 - The Goldfield Corporation (AMEX:GV) has completed the previously announced plan to divest its mining operations, which have been carried as a discontinued operation since the first quarter of 2002.

The company sold its mining operations to an unaffiliated private company headed by Garold Spindler, former President of the Cyprus Amax Coal Company.

Under the terms of the sale, Goldfield received $3,582,988 which includes $2,606,965 in cash, $370,210 in the transfer of cash balances from the companies sold and the assignment of $605,813 in outstanding real estate notes receivable. The net proceeds, after expenses, will approximate Goldfield's carrying value of the mining assets sold. The purchase price is subject to a post-closing adjustment, which is not expected to be material.

John H. Sottile, President of Goldfield, said, "Selling the mining operation represents a strategic move to maximize shareholder value and strengthen Goldfield's focus on its core electrical construction business. Goldfield's mining activities, started almost a century ago, were no longer a major part of our business."

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the Company's filings with the Securities and Exchange Commission.

Further Information

Investors: The Goldfield Corporation, 321-724-1700 or info@goldfieldcorp.com
Media: Jim Burke, Edelman, 321-722-9788 or jim.burke@edelman.com